Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 4 DATED OCTOBER 4, 2023
TO THE PROSPECTUS DATED AUGUST 10, 2023

This document supplements, and should be read in conjunction with, our prospectus dated August 10, 2023, as supplemented by Supplement No. 1 dated August 16, 2023, Supplement No. 2 dated September 5, 2023 and Supplement No. 3 dated September 18, 2023. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of September 2023;
•the limit on redemptions pursuant to our share redemption plan for the fourth quarter of 2023; and
•our privacy policy notice.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of September 2023. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
September 1, 2023	$14.33	$14.42	$14.45	$14.43	$14.33	$14.28	$14.34
September 5, 2023	$14.34	$14.43	$14.47	$14.45	$14.35	$14.29	$14.35
September 6, 2023	$14.34	$14.43	$14.46	$14.44	$14.34	$14.28	$14.35
September 7, 2023	$14.34	$14.43	$14.46	$14.45	$14.35	$14.29	$14.35
September 8, 2023	$14.34	$14.43	$14.47	$14.45	$14.35	$14.29	$14.36
September 11, 2023	$14.35	$14.45	$14.48	$14.46	$14.36	$14.30	$14.37
September 12, 2023	$14.36	$14.45	$14.48	$14.47	$14.37	$14.31	$14.37
September 13, 2023	$14.36	$14.45	$14.48	$14.47	$14.37	$14.31	$14.38
September 14, 2023	$14.37	$14.46	$14.49	$14.48	$14.38	$14.32	$14.38
September 15, 2023	$14.27	$14.36	$14.39	$14.38	$14.28	$14.22	$14.28
September 18, 2023	$14.28	$14.37	$14.40	$14.39	$14.29	$14.23	$14.30
September 19, 2023	$14.28	$14.38	$14.41	$14.40	$14.30	$14.23	$14.30
September 20, 2023	$14.29	$14.38	$14.41	$14.40	$14.30	$14.24	$14.31
September 21, 2023	$14.29	$14.39	$14.41	$14.41	$14.31	$14.24	$14.31
September 22, 2023	$14.20	$14.29	$14.32	$14.31	$14.21	$14.15	$14.22
September 25, 2023	$14.16	$14.25	$14.28	$14.27	$14.18	$14.11	$14.18
September 26, 2023	$14.16	$14.25	$14.28	$14.28	$14.18	$14.11	$14.18
September 27, 2023	$14.16	$14.26	$14.29	$14.28	$14.18	$14.12	$14.18
September 28, 2023	$14.17	$14.26	$14.29	$14.29	$14.19	$14.12	$14.19
September 29, 2023	$14.12	$14.21	$14.24	$14.22	$14.12	$14.07	$14.13

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Share Redemption Plan Limit

For the quarter ended December 31, 2023, the limit for redemptions pursuant to our share redemption plan is $14,626,774.

Privacy Policy Notice

Our prospectus is supplemented by the addition of Appendix D: Privacy Notice. Such notice is included as Appendix A to this supplement.

Appendix A

Appendix D: PRIVACY NOTICE

FACTS	WHAT DOES DWS DO WITH YOUR PERSONAL INFORMATION?
WHY?
Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share and protect your personal information. Please read this notice carefully to understand what we do.

WHAT?
The types of personal information we collect and share depend on the product or service you have with us. This information can include:
•Social Security number
•Income
•Account balances
•Transaction history
•Purchase history
•Payment history
•Credit history
•Contact information such as mailing address, e-mail address and telephone number
When you are no longer our customer, we will continue to limit the sharing of your personal information as described in this notice.

HOW?
All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information, the reasons DWS chooses to share and whether you can limit this sharing.

Reasons we can share your personal information	Does DWS share?	Can you limit this sharing?
For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders or legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes – to offer our products and services to you	Yes	No
For joint marketing with other financial companies	No	We don’t share
For our affiliates’ everyday business purposes – information about your transactions and experiences	Yes	No
For our affiliates’ everyday business purposes – information about your creditworthiness	No	We don’t share
For non-affiliates to market to you	No	We don’t share

Questions?	For mutual fund customers, call (800) 728-3337 or e-mail us at service@dws.com. If we serve you through an investment professional or representative, please contact them directly.

Who we are
Who is providing this notice?
All DWS US legal entities such as corporations, trust companies and holding companies which include products and services. For greater detail, see “Other Important Information” in this Privacy Notice.
This Privacy Notice comes from whichever entity maintains your account and/or provides you with a product or service.

What we do
How does DWS protect my personal information?
To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.

How does DWS collect my personal information?
We collect your personal information, for example, when you
•open an account
•give us your contact information
•provide bank account information for ACH or wire transactions
•tell us where to send money
•seek advice about your investments

Why can’t I limit all sharing?
Federal law gives you the right to limit only
•sharing for affiliates’ everyday business purposes – information about your creditworthiness
•affiliates from using your information to market to you
•sharing for non-affiliates to market to you

State laws and individual companies may give you additional rights to limit sharing.

Definitions
Affiliates
Companies related by common ownership or control. They can be financial or non-financial companies. Our affiliates include financial companies with the DWS or Deutsche Bank (“DB”) name, such as DB AG Frankfurt.

Non-affiliates
Companies not related by common ownership or control. They can be financial and non-financial companies.

Non-affiliates we share with include account service providers, service quality monitoring services, mailing service providers and verification services to help in the fight against money laundering and fraud.

Joint marketing	A formal agreement between non-affiliated financial companies that together market financial products or services to you. DWS does not jointly market.

Other Important Information
DWS comprises the following entities in the US (we may update this list from time to time): DWS Distributors, Inc.; DWS Investment Management Americas, Inc. (includes any private funds and separately managed accounts advised by a DWS); the DWS Funds (includes all funds under Cash Account Trust, Deutsche DWS Asset Allocation Trust, Deutsche DWS Equity 500 Index Portfolio, Deutsche DWS Global / International Fund, Inc., Deutsche DWS Income Trust, Deutsche DWS Institutional Funds, Deutsche DWS International Fund, Inc., Deutsche DWS Investment Trust, Deutsche DWS Investments VIT Funds, Deutsche DWS Market Trust, Deutsche DWS Money Funds, Deutsche DWS Money Market Trust, Deutsche DWS Municipal Trust, Deutsche DWS Portfolio Trust, Deutsche DWS Securities Trust, Deutsche DWS State Tax-Free Income Series, Deutsche DWS Tax Free Trust, Deutsche DWS Variable Series I, Deutsche DWS Variable Series II, DWS Municipal Income Trust, DWS Strategic Municipal Income Trust, Government Cash Management Portfolio, and Investors Cash Trust); DBX Advisors LLC; DBX ETF Funds (includes all funds under DBX ETF Trust and includes all Xtracker Funds); DWS Trust Company; Deutsche Cayman Ltd.; RoPro U.S. Holding, Inc.; Germany Funds (includes The European Equity Fund, Inc., The New Germany Fund, Inc., The Central and Eastern Europe Fund, Inc.); DB Commodity Services LLC; RREEF America L.L.C.; RREEF Property Trust, Inc.; RREEF Management L.L.C.; RREEF DCH, L.L.C.; DBRE Global Real Estate Management US IB, L.L.C.; G.O. IB-US, Management L.L.C; RREEF Fund Holding Co. and DWS Service Company.

California residents may go to https://fundsus.dws.com/us/en-us/legal-resources/privacy-policy.html to obtain additional information relating to their rights under California state law.

October 1, 2023